Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Amendment No. 9 to Form S-1 (No. 333-274435) and Post-Effective Amendment No. 1 to Form S-1 (No. 333-275209) of our report dated May 24, 2024 relating to the financial statements of Healthy Choice Wellness Corp. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

Saddle Brook, NJ

March 27, 2025